Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS SECOND
QUARTER 2020 SALES AND EARNINGS
Fort Wayne, IN – July 28, 2020 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported second quarter 2020 GAAP fully diluted earnings per share (EPS) of $0.52, versus a GAAP fully diluted EPS in the second quarter 2019 of $0.70. Second quarter 2020 sales were $308.3 million, compared to 2019 second quarter sales of $355.3 million. Second quarter EPS before the impact of restructuring expenses was $0.54 compared to 2019 second quarter EPS before restructuring of $0.70 (see table below for a reconciliation of GAAP EPS to EPS before restructuring).

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“Although our second quarter results were impacted negatively by the effects of the Global Pandemic, they exceeded our revised expectations. Our Water and Distribution businesses both turned in solid results given the environment we were operating in and demonstrate the less cyclical nature of both segments. Versus the 2019 second quarter, Distribution revenues grew by 6 percent and earnings grew by over 40 percent. Water Systems revenues were down in total by 13 percent, but earnings were only down 4 percent versus last year, in part due to cost reductions we have implemented. Excluding the U.S., South Africa and India, the Water Systems team posted 9 percent organic growth during the quarter. The Water and Distribution segments both demonstrated sequential improvements as we progressed through the second quarter. The Fueling Systems segment was negatively impacted by a reduction in the global demand for new filling stations. Our year to date free cash flow as a percent of net income was 106 percent compared to a negative 13 percent at the end of the second quarter 2019 and our liquidity and balance sheet positions remain very strong.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the Second Quarter
(in millions)	2020	2019	Change

Net Income attributable to FE Co., Inc. Reported	$24.7	$32.7	(24)%
Allocated Earnings	$(0.2)	$(0.2)
Earnings for EPS Calculations	$24.5	$32.5	(25)%

Restructuring (before tax):	$0.9	$0.2

Restructuring, net of tax:	$0.7	$0.2

Earnings Before Restructuring	$25.2	$32.7	(23)%

Earnings Per Share	For the Second Quarter
Before and After Restructuring	2020	2019	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.5	46.7	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.52	$0.70	(26)%

Restructuring Per Share, net of tax	$0.02	$—

Fully Diluted EPS Before Restructuring	$0.54	$0.70	(23)%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q2 2019	$117.9	$29.4	$39.0	$18.7	$205.0	$78.0	$87.1	$(14.8)	$355.3
Q2 2020	$99.0	$24.2	$35.5	$19.7	$178.4	$56.0	$92.1	$(18.2)	$308.3
Change	$(18.9)	$(5.2)	$(3.5)	$1.0	$(26.6)	$(22.0)	$5.0	$(3.4)	$(47.0)
% Change	(16)%	(18)%	(9)%	5%	(13)%	(28)%	6%		(13)%

Foreign currency translation	$(0.8)	$(7.2)	$(3.1)	$(0.5)	$(11.6)	$(0.6)	$—
% Change	(1)%	(24)%	(8)%	(3)%	(6)%	(1)%	—%

Acquisitions	$3.3	$—	$—	$—	$3.3	$—	$—

Volume/Price	$(21.4)	$2.0	$(0.4)	$1.5	$(18.3)	$(21.4)	$5.0
% Change	(18)%	7%	(1)%	8%	(9)%	(27)%	6%

Operating Income and Margins
(in millions)	For the Second Quarter 2020
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$28.7	$13.5	$6.8	$(15.1)	$33.9
% Operating Income To Net Sales	16.1%	24.1%	7.4%		11.0%

Restructuring	$0.9	$—	$—	$—	$0.9
Operating Income/(Loss) Before Restructuring	$29.6	$13.5	$6.8	$(15.1)	$34.8
% Operating Income to Net Sales Before Restructuring	16.6%	24.1%	7.4%		11.3%

Operating Income and Margins
(in millions)	For the Second Quarter 2019
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$30.9	$21.7	$4.5	$(13.4)	$43.7
% Operating Income To Net Sales	15.1%	27.8%	5.2%		12.3%

Restructuring	$—	$—	$0.2		$0.2
Operating Income/(Loss) Before Restructuring	$30.9	$21.7	$4.7	$(13.4)	$43.9
% Operating Income to Net Sales Before Restructuring	15.1%	27.8%	5.4%		12.4%

Water Systems

Water Systems sales in the U.S. and Canada decreased by 16 percent overall compared to the second quarter 2019, primarily due to lower sales of dewatering equipment. Sales of dewatering equipment decreased by nearly 70 percent due to lower sales in rental channels and substantial uncertainty in oil production end markets. Sales of groundwater pumping equipment increased by 5 percent versus the second quarter 2019. Sales of surface pumping equipment decreased by 18 percent on lower sales of both wastewater and water transfer systems as customers in this channel began to feel the impact of the Global Pandemic and lowered their own inventory levels.

Water Systems sales in markets outside the U.S. and Canada decreased by 9 percent overall. Foreign currency translation decreased sales by 12 percent. Outside the U.S. and Canada, Water Systems organic sales increased by 3 percent, primarily driven by higher sales in Latin America and Asia Pacific, as well as increased sales in both Europe and the Middle East, offset by lower sales in the Africa markets.

Water Systems operating income was $28.7 million in the second quarter 2020, compared to $30.9 million in the second quarter 2019 primarily driven by lower revenues.

Fueling Systems

Fueling Systems sales in the U.S. and Canada decreased by 22 percent compared to the second quarter 2019. The decrease was in all product lines and due to declining demand for new filling stations. Outside the U.S. and Canada, Fueling Systems revenues declined by 35 percent, driven by lower sales in Asia Pacific, primarily China.

Fueling Systems operating income was $13.5 million in the second quarter of 2020, compared to $21.7 million in the second quarter of 2019 driven almost entirely by lower revenues.

Distribution

Distribution sales were a record at $92.1 million in the second quarter 2020, versus second quarter 2019 sales of $87.1 million. The Distribution segment organic sales increased 6 percent compared to the second quarter of 2019. More favorable weather conditions versus the second quarter last year contributed to the revenue growth.

The Distribution segment operating income was $6.8 million in the second quarter of 2020, compared to $4.5 million in the second quarter of 2019, primarily due to higher revenues.

Overall

The Company’s consolidated gross profit was $107.1 million for the second quarter of 2020, a decrease from the second quarter of 2019 gross profit of $119.7 million. The gross profit as a percentage of net sales was 34.7 percent in the second quarter of 2020 versus 33.7 percent in the second quarter of 2019 and improved primarily due to better price realization and product sales mix.

Selling, general, and administrative (SG&A) expenses were $72.3 million in the second quarter of 2020 compared to $75.8 million in the second quarter of 2019. SG&A expenses were lower versus the prior year due to companywide efforts to lower spending in response to the impacts of the Global Pandemic and in part because of foreign currency translation.

Liquidity

The Company ended the second quarter of 2020 with a cash balance of $43.1 million and generated $37.6 million of free cash flow from operations during the first six months of 2020, versus a negative free cash flow in the first six months of 2019 of $(5.4) million and had total incremental borrowing capacity of $480 million at June 30, 2020. Free Cash Flow is Net Cash Flows from Operating Activities, less net additions to property, plant, and equipment.

Effects of the Global Pandemic

The top priority of the Company is the health and welfare of its employees and partners around the world. In response to the health risks posed by the Global Pandemic, the Company implemented and has been following the recommended hygiene and social distancing practices promulgated by the United States Centers for Disease Control and the World Health Organization.

The Company’s products and services are generally viewed as essential in most jurisdictions in which the Company operates. Effectively, all the Company’s global manufacturing and distribution operations are operating.

The primary impacts of the Global Pandemic on the Company’s end markets continue to be a reduction of large dewatering equipment sales in the Water Systems segment; Water Systems customers “de-stocking” their inventory, particularly in the U.S. and Canada plumbing channel; and, the deferral or cancellation of the construction of new filling stations in the Fueling Systems segment. Additionally, the strengthening of the U.S. dollar versus most international currencies has resulted in lower translations of both Net Sales and earnings from many of the Company’s businesses outside the U.S. The Company’s financial results were also impacted negatively by government mandated closures and related customer behaviors.

Commenting on the outlook for 2020 and the effects of the Global Pandemic, Mr. Sengstack said:

“Our Water Systems and Distribution businesses are building momentum heading into the back half of this year, despite the ongoing impacts and uncertainty from the Global Pandemic. Our Fueling business will take longer to recover from the steep declines we experienced in the second quarter, but we believe that the third and fourth quarters’ revenue declines versus 2019 results will be sequentially reduced. Assuming there are no new government mandated restrictions in our key end markets, we estimate our full year 2020 earnings per share before restructuring charges will be between $1.75 to $1.90 and that our Free Cash Flow conversion will be between 130 and 150 percent of Net Income for the full year 2020.”

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The second quarter 2020 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/ukztoqq9

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 5470627.

A replay of the conference call will be available Tuesday, July 28, 2020 at 12:00 noon ET through noon ET on Tuesday, August 4, 2020, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 5470627.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net sales	$308,281	$355,340	$575,035	$646,055
Cost of sales	201,159	235,622	377,596	436,831
Gross profit	107,122	119,718	197,439	209,224
Selling, general, and administrative expenses	72,314	75,782	147,937	152,081
Restructuring expense	875	245	1,748	1,331
Operating income	33,933	43,691	47,754	55,812
Interest expense	(1,132)	(2,295)	(2,366)	(4,637)
Other income/(expense), net	(397)	(292)	(599)	(53)
Foreign exchange income/(expense)	(906)	(505)	56	84
Income before income taxes	31,498	40,599	44,845	51,206
Income tax expense	6,696	7,787	9,251	9,267
Net income	$24,802	$32,812	$35,594	$41,939
Less: Net (income)/loss attributable to noncontrolling interests	(151)	(67)	(300)	(138)
Net income attributable to Franklin Electric Co., Inc.	$24,651	$32,745	$35,294	$41,801

Income per share:
Basic	$0.53	$0.70	$0.76	$0.89
Diluted	$0.52	$0.70	$0.75	$0.89

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 30, 2020	December 31, 2019
ASSETS

Cash and equivalents	$43,083	$64,405
Receivables, net	183,210	173,327
Inventories	299,395	300,246
Other current assets	23,653	29,466
Total current assets	549,341	567,444

Property, plant, and equipment, net	186,363	201,328
Right-of-use asset, net	27,687	27,621
Goodwill and other assets	387,941	398,350
Total assets	$1,151,332	$1,194,743

LIABILITIES AND EQUITY

Accounts payable	$86,767	$82,593
Accrued expenses and other current liabilities	72,613	71,454
Current lease liability	10,273	9,838
Current maturities of long-term debt and short-term borrowings	4,243	21,879
Total current liabilities	173,896	185,764

Long-term debt	92,489	93,141
Long-term lease liability	17,416	17,785
Income taxes payable non-current	11,965	11,965
Deferred income taxes	25,748	27,598
Employee benefit plans	36,631	38,288
Other long-term liabilities	17,938	21,769

Redeemable noncontrolling interest	(262)	(236)

Total equity	775,511	798,669
Total liabilities and equity	$1,151,332	$1,194,743

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)
	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net income	$35,594	$41,939
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	17,990	18,350
Non-Cash Lease Expense	5,283	5,199
Share-based compensation	7,015	5,524
Other	267	1,011
Changes in assets and liabilities:
Receivables	(17,820)	(46,371)
Inventory	(7,520)	(35,318)
Accounts payable and accrued expenses	8,561	18,637
Operating Leases	(5,283)	(5,195)
Other	2,914	369
Net cash flows from operating activities	47,001	4,145

Cash flows from investing activities:
Additions to property, plant, and equipment	(9,445)	(10,444)
Proceeds from sale of property, plant, and equipment	25	866
Acquisitions and investments	(5,826)	(6,728)
Other investing activities	3	8
Net cash flows from investing activities	(15,243)	(16,298)

Cash flows from financing activities:
Change in debt	(17,908)	16,814
Proceeds from issuance of common stock	1,520	1,495
Purchases of common stock	(17,724)	(9,543)
Dividends paid	(14,446)	(13,510)
Purchase of redeemable non-controlling shares	—	(485)
Net cash flows from financing activities	(48,558)	(5,229)
Effect of exchange rate changes on cash	(4,522)	(800)
Net change in cash and equivalents	(21,322)	(18,182)
Cash and equivalents at beginning of period	64,405	59,173
Cash and equivalents at end of period	$43,083	$40,991

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.